                                                                EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               BOWNE & CO., INC.,

                             DESI ACQUISITION, INC.

                                       AND


                   DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                            DATED AS OF MAY 27, 1998

                              TABLE OF CONTENTS

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                                                                                                                 PAGE
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
         RECITALS...............................................................................................  1

         AGREEMENT..............................................................................................  1

         1.       The Offer.....................................................................................  1
                  1.1      The Offer............................................................................  1
                  1.2      Company Action.......................................................................  3
                  1.3      Directors............................................................................  5
                  1.4      Confidentiality......................................................................  6

         2.       The Merger....................................................................................  6
                  2.1      The Merger...........................................................................  6
                  2.2      Effect of the Merger.................................................................  6
                  2.3      Effective Time.......................................................................  6
                  2.4      Certificate of Incorporation and By-laws of the Surviving Corporation................  7
                  2.5      Directors and Officers of the Surviving Corporation..................................  7
                  2.6      Conversion of Shares.................................................................  7
                  2.7      Appraisal Rights.....................................................................  7
                  2.8      Employee Stock Options...............................................................  8
                  2.9      Surrender of Certificates............................................................  9

         3.       Representations and Warranties of the Company................................................. 10
                  3.1      Organization and Qualifications; Subsidiaries........................................ 10
                  3.2      Capitalization....................................................................... 10
                  3.3      Authority and Absence of Conflict.................................................... 11
                  3.4      Reports.............................................................................. 12
                  3.5      Absence of Certain Changes........................................................... 13
                  3.6      Employee Benefit Plans............................................................... 13
                  3.7      Litigation; Violation of Law......................................................... 15
                  3.8      Labor................................................................................ 15
                  3.9      Taxes................................................................................ 15
                  3.10     Environmental Matters................................................................ 16
                  3.11     Brokers.............................................................................. 16
                  3.12     Offer Documents, Proxy Statement, Etc................................................ 16
                  3.13     No Undisclosed Liabilities........................................................... 17

         4.       Representations and Warranties of Parent and Purchaser........................................ 17
                  4.1      Organization and Qualification....................................................... 17
                  4.2      Capital Stock of Purchaser........................................................... 18
                  4.3      Authority and Absence of Conflict.................................................... 18




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




                               TABLE OF CONTENTS
                                  (CONTINUED)

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                                                                                                                PAGE
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
                  4.4      Financing............................................................................ 19
                  4.5      Brokers.............................................................................. 19
                  4.6      Proxy Statement, Etc................................................................. 19
                  4.7      Ownership of Shares.................................................................. 20
                  4.8      No Litigation........................................................................ 20

         5.       Conduct of Business........................................................................... 20

         6.       Additional Agreements......................................................................... 22
                  6.1      Proxy Statement...................................................................... 22
                  6.2      Stockholders' Meeting................................................................ 23
                  6.3      Access to Information................................................................ 23
                  6.4      Filings; Reasonable Efforts.......................................................... 24
                  6.5      Public Announcements................................................................. 24
                  6.6      Notification of Certain Matters...................................................... 24
                  6.7      Employees............................................................................ 24
                  6.8      Indemnification and Insurance........................................................ 26
                  6.9      Solicitation......................................................................... 27

         7.       Conditions.................................................................................... 29
                  7.1      Consummation of Offer................................................................ 29
                  7.2      Stockholder Approval................................................................. 29
                  7.3      Violation of Law..................................................................... 29
                  7.4      Litigation........................................................................... 29

         8.       Termination................................................................................... 29
                  8.1      Termination by Mutual Consent........................................................ 29
                  8.2      Termination by either Parent or the Company.......................................... 29
                  8.3      Termination by Parent................................................................ 30
                  8.4      Termination by the Company........................................................... 30
                  8.5      Effect of Termination and Abandonment................................................ 31
                  8.6      Certain Fees and Expenses............................................................ 31

         9.       General Provisions............................................................................ 32
                  9.1      Closing.............................................................................. 32
                  9.2      Notices.............................................................................. 32
                  9.3      Interpretation....................................................................... 33
                  9.4      Representations and Warranties; Etc.................................................. 33





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




                                TABLE OF CONTENTS
                                   (CONTINUED)

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
                  9.5      Payment of Expenses.................................................................. 33
                  9.6      Entire Agreement..................................................................... 33
                  9.7      Counterparts......................................................................... 34
                  9.8      Severability......................................................................... 34
                  9.9      Captions............................................................................. 34
                  9.10     Amendment............................................................................ 34
                  9.11     Waiver............................................................................... 34
                  9.12     No Third-Party Beneficiaries; Assignability.......................................... 34
                  9.13     Knowledge............................................................................ 35
                  9.14     Person............................................................................... 35
                  9.15     Affiliate............................................................................ 35
                  9.16     Governing Law........................................................................ 35



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



                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement"), dated as of May 27, 1998, is made among Bowne & Co., Inc., a New York corporation ("Parent"), DESI Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and Donnelley Enterprise Solutions Incorporated, a Delaware corporation (the "Company").

                                    RECITALS

         A. The respective Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company pursuant to the terms of this Agreement.

         B. In furtherance of such acquisition, and subject to the conditions set forth in Annex I hereto, it is proposed that Purchaser will make a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares") at a price of $21.00 per Share in cash (such amount or such higher price per Share as may be paid pursuant to the Offer being hereinafter referred to as the "Per Share Amount").

         C. The Board of Directors of the Company has duly approved the Offer, has resolved to recommend its acceptance by the holders of Shares, and has duly approved the merger of Purchaser with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger") following consummation of the Offer.

         D. The respective Board of Directors of Parent and Purchaser and Parent, as sole stockholder of Purchaser, have each duly approved the Offer and the Merger.

         E. Purchaser and R. R. Donnelley & Sons Company ("Donnelley") are entering into a Stockholders' Agreement, dated as of the date hereof (the "Stockholders' Agreement"), pursuant to which Donnelley will, among other things, agree to sell Shares to Purchaser under certain circumstances.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Purchaser and the Company hereby agree as follows:

         1.       The Offer.

                  1.1 The Offer. Parent shall cause Purchaser to, and Purchaser shall, as soon as practicable after the date hereof, but in any event within five business days after the public announcement of the execution hereof, commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") the Offer for all of the outstanding Shares at a price equal to the Per Share Amount, net to the sellers thereof in cash, subject to the conditions set forth in Annex I hereto (the "Offer Conditions") including the Minimum Condition (as defined therein) and the termination provisions of Section 8 hereof. Purchaser shall consummate the Offer on the terms and subject to the conditions provided in this Section 1.1. Subject to the terms and conditions of this Agreement, the obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction or waiver by Purchaser of the Offer Conditions.

         The Offer shall be made by means of an offer to purchase which shall contain as conditions only the Minimum Condition and the other conditions set forth in Annex I hereto, and, subject to the succeeding sentence, shall otherwise contain, and be entirely consistent with, the terms and conditions of the Offer as described in this Agreement. Each of Purchaser and Parent expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes to the terms of the Offer, provided that, without the consent of the Company, neither Parent nor Purchaser shall (i) amend or waive the Minimum Condition or the HSR Condition (as defined herein), (ii) amend any other condition of the Offer as set forth herein or in Annex I hereto, (iii) reduce the Per Share Amount, (iv) change the form of consideration to be paid in the Offer (other than by adding cash consideration), (v) reduce the maximum number of Shares to be purchased in the Offer, or (vi) amend any other term of the Offer in a manner which, in the reasonable judgment of the Company, is adverse to the holders of Shares. The Per Share Amount shall be net to the sellers in cash, without interest, subject to reduction only for any applicable federal back-up withholding taxes. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, subject to the Company's right to terminate this Agreement pursuant to Article 8, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then-scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then-scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser shall, subject to Parent's right to terminate this Agreement pursuant to Article 8, extend the Offer for additional periods up to but not later than September 30, 1998, unless the conditions not satisfied or earlier waived on the then-scheduled expiration date are one or more of the Minimum Condition or the conditions set forth in paragraphs (a), (c), (d) or (f) of Annex I hereto, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions shall have been publicly disclosed at least five business days before termination of the Offer and (y) if paragraph (a) or (f) of Annex I hereto has not been satisfied and the failure to so satisfy can be remedied, the Offer shall not be terminated unless the failure is not remedied within 30 calendar days after Parent has furnished the Company with written notice of such failure), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with Section 253 of the Delaware General Corporation

Law (the "DGCL"). In addition, the Per Share Amount may be increased without the consent of the Company. Subject to the terms of the Offer, including the Offer Conditions, Purchaser shall accept for payment and pay for all Shares duly tendered at the earliest time at which it is permitted to do so under applicable provisions of the Exchange Act; provided that, as set forth above, Purchaser shall have the right, in its sole discretion, to extend the Offer for up to five business days notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of
Section 253 of the DGCL. It is agreed that the Offer Conditions other than the Minimum Condition and the condition relating to the termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (the "HSR Condition") are solely for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Purchaser or Parent constituting a breach of this Agreement) or, except with respect to the Minimum Condition and the HSR Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

         On the date of commencement of the Offer, Parent and Purchaser, with the cooperation of, and prior review thereof by, the Company, shall file with the Commission a Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer that will contain or will incorporate by reference the Offer (or portions thereof) and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The
Schedule 14D-1, and all amendments and supplements thereto, shall comply as to form in all material respects with the provisions of all applicable federal securities laws. Purchaser, and the Company with respect to information supplied by it for use in the Schedule 14D-1 or the Offer Documents, agree promptly to correct the Schedule 14D-1 or the Offer Documents if and to the extent that any of them shall have become false or misleading in any material respect or any event occurs which should be set forth in an amendment or supplement to the
Schedule 14D-1, and Purchaser shall take all steps necessary to cause the
Schedule 14D-1 as so corrected or supplemented to be filed with the Commission and such Offer Documents as so corrected to be disseminated to holders of Shares and any other holders of securities of the Company (if any), in each case as and to the extent required by applicable federal securities laws. In addition, Parent and Purchaser agree to promptly provide the Company and its counsel in writing with any comments Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff.

                  1.2 Company Action. The Board of Directors of the Company has received the opinion of William Blair & Company, L.L.C. that as of the date of such opinion the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view, based on certain stated assumptions. The Company has been authorized by William Blair & Company, L.L.C. to permit, subject to prior review and consent by them (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the
Schedule 14D-9 referred to below and the Proxy Statement referred to in Section
3.12. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the

Company's Board of Directors described in this Section 1.2 (subject to the proviso at the end of the first paragraph of this Section 1.2). The Company hereby approves of and consents to the Offer and represents that, at a meeting duly called and held, the Board of Directors of the Company has: (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are advisable and fair to and in the best interest of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and adopt this Agreement (if such approval and adoption are required by the DGCL by the holders of the Shares), provided that such recommendation may be withdrawn, modified or amended if, the Board of Directors of the Company by majority vote determines in good faith, based on the advice of outside legal counsel, that the failure to withdraw, modify or amend such recommendation would constitute a breach of fiduciary duty to the Company's stockholders under applicable law.

         The Company agrees to file with the Commission and mail to its stockholders contemporaneously with the commencement of the Offer a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the actions of the Board of Directors referred to above and shall comply in all material respects with the provisions of applicable federal securities laws. The Company, and Parent and Purchaser with respect to information supplied by either of them for use in the Schedule 14D-9, agree promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and mailed to holders of Shares and any other holders of securities of the Company (if any) to the extent required by applicable federal securities laws. The Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Board of Directors of the Company that the holders of Shares accept the Offer unless the Board of Directors of the Company by majority vote determines in good faith, based on the advice of outside legal counsel, that providing such recommendation would constitute a breach of fiduciary duty to the Company's stockholders under applicable law. In addition, the Company agrees to promptly provide Parent, Purchaser and their counsel in writing with any comments the Company or its counsel may receive from time to time from the SEC or its staff.

         The Company shall promptly furnish Parent or Purchaser with a list of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of the record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of the most recent practicable date, and shall furnish Parent or Purchaser with such additional information, including updated lists of holders of Shares, mailing labels and lists of securities positions, and other assistance as Purchaser or its agents may reasonably request for the purpose of disseminating the Offer Documents and communicating with the record and beneficial holders of Shares with respect thereto. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors as described in this Section 1.2.

                  1.3      Directors.

                           (a)  Promptly upon the payment by Purchaser for the
Shares tendered pursuant to the Offer in accordance with the terms of this Agreement, Parent shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded to the nearest whole number, as will give Purchaser representation on such Board equal to at least the number of directors which equals the product of the total number of the directors on such Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned and paid for by the Purchaser or an Affiliate of Purchaser bears to the number of Shares outstanding. Promptly after consummation of the Offer, the Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Board of Directors of the Company or, at the Company's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board, and shall cause Parent's designees to be so elected or appointed (the date of such election or appointment being the "Appointment Date"). Notwithstanding the foregoing, until the Effective Time (as defined in
Section 2.3 hereof), the Company and Parent shall use all reasonable best efforts to retain as members of the Company's Board of Directors at least three directors who are directors of the Company on the date hereof and who are not representatives of Parent (the "Independent Directors"); provided that subsequent to the purchase of and payment for not less than a majority of the outstanding Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. As used in this Agreement, the term "Independent Directors" shall initially mean each of Ms. Rhonda I. Kochlefl and Messrs. Charles F. Moran and Gregory A. Stoklosa; provided that in the event that any such initial directors resigns or otherwise ceases to be a director for any reason, then the other Independent Directors shall have the right, by majority vote, to designate a replacement for such directors (and such replacement shall be an "Independent Director").
If for any reason at any time prior to the Effective Time no Independent Directors then remain, the other directors shall use reasonable best efforts to designate three persons to be the Independent Directors, none of whom shall be directors, officers, employees or Affiliates (as defined in Section 9.15 hereof) of Parent or Purchaser or employees of the Company.

         (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 or separate Rule 14f-1 information statement mailed to stockholders promptly after the commencement of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.3. Parent or Purchaser will supply to the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

         (c) Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are appointed or elected pursuant to this Section 1.3, after the payment for the Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors (who shall act as an independent committee of the Board of Directors for this purpose) shall be required, and alone shall be sufficient, to take action by the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's and Purchaser's respective obligations hereunder, or (iv) approve any other action by the Company that could adversely affect the interests of the stockholders of the Company (other than Parent, Purchaser and their Affiliates) with respect to the transactions contemplated hereby.

                  1.4 Confidentiality. Subject to the requirements of law, and except for such steps as are necessary to such dissemination of, and communication with respect to, the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser shall hold in confidence the information contained in any such labels and lists and the additional information referred to in the last sentence of Section 1.2 hereof, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will, upon request, deliver to the Company all such written information then in its possession.

         2.       The Merger.

                  2.1 The Merger. At the Effective Time (as defined in Section
2.3 hereof), and subject to the terms and conditions hereof and the provisions of the DGCL, Purchaser shall be merged with and into the Company in accordance with the DGCL and substantially in the manner described in the Offer, the separate existence of Purchaser shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Purchaser and the Company are sometimes hereinafter referred to collectively as the "Constituent Corporations."

                  2.2 Effect of the Merger. The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all of the properties and assets of the Constituent Corporations and to all of the debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all of the debts, liabilities, obligations and duties of the Constituent Corporations with the effect set forth in the DGCL.

                  2.3 Effective Time. Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable after the later of consummation of the Offer or, if required under the DGCL, the approval of this Agreement by the stockholders of the Company, by Parent duly filing, or causing the Company and/or Purchaser to duly file, the appropriate Certificate of Merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the
                                       -6-

Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time").

                  2.4 Certificate of Incorporation and By-laws of the Surviving Corporation.

                           (a)   At the Effective Time and without  any further
action on the part of the Company or Purchaser, the Certificate of Incorporation of the Company, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

                           (b)   At the Effective Time and without further
action on the part of the Company or Purchaser, the By-laws of the Company, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation.

                  2.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their successors shall be duly elected or appointed and shall duly qualify. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                  2.6 Conversion of Shares. At the Effective Time and by virtue of the Merger, and without any action on the part of the holders thereof:

                           (a)    Each Share issued and outstanding immediately
prior to the Effective Time (other than Shares to be cancelled pursuant to Subsection 2.6(b) below and Dissenting Shares (as defined in Section 2.7 hereof)) shall be converted into the right to receive the Per Share Amount in cash, without interest, less any withholding taxes required under applicable law.

                           (b)    Each Share held in the treasury of the
Company, if any, and each Share owned by Parent, Purchaser or the Company, or by any direct or indirect subsidiary of any of them, shall be cancelled and retired without payment of any consideration therefor.

                           (c)    Each share of common stock, par value $.01
per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  2.7 Appraisal Rights. Notwithstanding the provisions of
Section 2.6 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall have properly demanded appraisal of their Shares in accordance with
Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Per Share Amount applicable to such Shares at or after the Effective Time unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and shall represent solely the right to receive the Per Share Amount applicable to such Shares, without any interest thereon, as provided in Section 2.6 hereof. The Company shall give prompt notice of any demands for appraisal received by the Company and provide Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to any such demands or offer to settle such demands.

                  2.8 Employee Stock Options. The Company shall (i) terminate each outstanding stock option plan for its employees and non-employee directors, including the 1996 Stock Incentive Plan, the 1996 Broad-Based Employee Stock Plan, the 1997 Non-Employee Director Plan (the "Option Plans") and each employee stock purchase plan for its employees and non-employee directors, including the 1997 Employee Stock Purchase Plan (the "ESPP") (collectively the "Stock Plans"), immediately prior to the consummation of the Offer without prejudice to the rights of the holders of options awarded pursuant thereto and (ii) grant no additional options or similar rights under the Stock Plans or otherwise on or after the date hereof.

                  With respect to options outstanding under the Option Plans (whether or not then exercisable) immediately prior to consummation of the Offer, the Company shall (a) cancel immediately prior to consummation of the Offer each such option it has the right to cancel, and (b) with respect to options it does not have the right to cancel, use its reasonable best efforts to obtain the consent of the holder of such option to its cancellation and, subject to such consent, cancel such option immediately prior to consummation of the Offer. In consideration, the Company shall agree to and shall pay to the holder of each cancelled option under the Option Plans, upon cancellation of such option and consummation of the Offer (whether or not such option was exercisable immediately prior to its cancellation), an amount equal to the excess, if any, of the Per Share Amount over the per-share exercise price for such option, multiplied by the number of Shares subject to such option (such payment to be net of applicable withholding taxes). The Company shall cancel immediately prior to consummation of the Offer each option outstanding under the ESPP or any other Stock Plan and shall pay to the holder thereof (a) a refund of any amount withheld from the holder's compensation to pay the exercise price thereof, and
(b) an amount equal to the excess, if any, of the Per Share Amount over the per-share exercise price for such option, multiplied by the number of Shares subject to such option (such payment to be net of applicable withholding taxes).

                  2.9      Surrender of Certificates.

                           (a)      From and after the Effective Time, a bank
or trust company to be designated by Parent, with the prior approval of the Company (the "Paying Agent"), shall act as exchange agent in effecting the exchange, for the Per Share Amount multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares, which Shares have become entitled to payment pursuant to Section 2.6. Upon the surrender of each Certificate and the delivery by the Paying Agent of the Per Share Amount in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Parent, Purchaser or the Company or any direct or indirect subsidiary of Parent, Purchaser or the Company and Dissenting Shares) shall represent solely the right to receive the Per Share Amount applicable to the Shares represented by such Certificate multiplied by the number of Shares represented by such Certificate. No interest shall be paid or shall accrue on any amount payable on and after the Effective Time by reason of the Merger upon the surrender of any such Certificate. Upon the surrender and exchange of such an outstanding Certificate accompanied by a properly executed letter of transmittal (referred to in Section 2.9(c)), the holder shall receive the Per Share Amount applicable to the Shares represented thereby, without any interest thereon. If the Per Share Amount is to be paid to a person other than the person in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that such Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment or exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such Per Share Amount to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Per Share Amount or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                           (b)      Promptly following the date six months
after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor the Per Share Amount applicable to the Shares represented thereby, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

                           (c)      Promptly after the Effective Time, the
Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions, approved by Parent, for use in surrendering such Certificates and receiving the Per Share Amount therefor.

                           (d)      At and after the Effective Time, holders of
Certificates shall cease to have any rights as stockholders of the Company except for the right to surrender such Certificates in exchange for the Per Share Amount or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with
Section 262 of the DGCL and Section 2.7 hereof, and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares that were outstanding immediately prior to the Merger. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Per Share Amount, as provided in Section 2.6 hereof, subject to applicable law in the case of Dissenting Shares.



         3. Representations and Warranties of the Company.

         The Company represents and warrants to Parent and Purchaser that, except as disclosed or reflected (including, in the case of financial statements, provided for) in the Disclosure Schedule delivered herewith to Parent and Purchaser, or in the Company's Form 10-K for the fiscal year ended December 31, 1997 ("Form 10-K") as filed with the Commission, any subsequently filed Forms 10-Q and Forms 8-K, the annual report to stockholders for the fiscal year ended December 31, 1997 delivered to Parent and Purchaser (the "Annual Report"), and the proxy statement for the 1998 Annual Meeting (such Forms, the Annual Report and such proxy statements, including any financial statements and related notes or schedules included in such documents and all exhibits and schedules included or incorporated by reference therein, are herein collectively referred to as the "SEC Reports"):

                  3.1 Organization and Qualifications; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the businesses conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a material adverse effect on the financial condition or businesses of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect") or prevent or delay the consummation of the Offer or the Merger in any material respect. The Company does not have any material subsidiaries. The Company has the corporate power to carry on its businesses as they are now being conducted. Copies of the charter and by-laws of the Company, and all amendments thereto as presently in effect, have been delivered to Parent, and such copies are complete and correct as of the date hereof. Such charter and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its Charter or by-laws.

                  3.2 Capitalization. The authorized capital stock of the Company on the date hereof is as set forth in the Disclosure Schedule. The issued and outstanding capital stock of the Company as of May 27, 1998 is as set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, no equity securities of the Company are authorized on the date hereof, and except for options granted pursuant to the Stock Plans, there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the capital stock of the Company. Since May 27, 1998, no options to purchase Shares have been granted, and no shares of the Company's capital stock have been issued except Shares issued upon exercise of options granted pursuant to the Stock Plans. At December 31, 1997, the Company did not hold any of its capital stock as treasury stock. As of the commencement of the Offer, all of the outstanding Shares shall be duly authorized, validly issued, fully paid and non-assessable.

                  3.3      Authority and Absence of Conflict.

                          (a)      The Company has the requisite corporate
power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and, except for the approval of the holders of outstanding Shares (if required under the DGCL) as set forth in Section 6.2 of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. The only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding Shares. The Company has elected, pursuant to its charter, not to be subject to Section 203 of the DGCL.

                           (b)      The execution, delivery and performance of
this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, and the compliance by the Company with any of the provisions hereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the charter or by-laws of the Company or any of its subsidiaries, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances (A) which, in the aggregate, would not have a Material Adverse Effect or prevent or delay the consummation of the Merger or the Offer in any material respect; or (B) which are cured, waived or terminated prior to the acceptance for payment of Shares by Purchaser under the Offer.

                           (c)      Other than in connection with or in
compliance with the provisions of the DGCL, the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the "takeover" laws of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings or obtain such authorizations, consents or approvals would, in the aggregate, not have a Material Adverse Effect or prevent or delay in any material respect consummation of the Merger or Offer or otherwise prevent or delay the Company from performing its obligations under this Agreement in any material respect.

                  3.4 Reports. The Company has filed all forms, reports and documents required under Section 13(a) under the Exchange Act with the Commission since December 31, 1996, and none of such forms, reports or documents, including any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The balance sheets (including the related notes) included in the Form 10-Ks fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the consolidated results of operations and the changes in consolidated financial position of the Company and its consolidated subsidiaries for the fiscal periods set forth therein. Each of the financial statements (including the related notes) included or incorporated by reference in the Form 10-Ks have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the quarterly financial statements do not contain all the footnote disclosures required by generally accepted accounting principles. The representations and warranties set forth in this Section 3.4 shall not apply to any noncompliance, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which either (i) were corrected in a subsequent form, report or document filed with the Commission prior to the date of this Agreement, or (ii) are not, in the aggregate, material to the financial condition or business of the Company and its subsidiaries taken as a whole and will not prevent or delay in any material respect the consummation of the transactions contemplated hereby. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the Commission to agreements, documents or other instruments which previously had been filed by the Company with the Commission pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

                  3.5 Absence of Certain Changes. Since December 31, 1997, except for actions taken in connection with the potential sale of the Company or certain of its divisions, the Company and its subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course and, since December 31, 1997, to the Company's knowledge, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) material to the business and financial condition of the Company and its subsidiaries taken as a whole (the "Liabilities") except (i) Liabilities incurred in the ordinary course of business, (ii) Liabilities incurred in connection with or as a result of the Offer, and (iii) expenditures for professional services in connection with the solicitation of expressions of interest in the Company.

                  3.6      Employee Benefit Plans.

                  The Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, each bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, incentive, consulting, severance or termination pay, change of control, vacation, welfare and all other material employee benefit or fringe benefit plans, programs, policies, agreements or arrangements whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, which the Company or any of its subsidiaries maintains or contributes to or has any present or future liability under with respect to any employee or former employee of the Company. All such plans, programs, agreements and arrangements shall be collectively referred to herein as the "Employee Benefit Plans."

                           (a) Neither the existence of nor the failure of
the Company or any of its subsidiaries to comply with the terms of or to satisfy any liability under any Employee Benefit Plan would have a Material Adverse Effect.

                           (b) Each Employee Benefit Plan which is intended to
comply with the provisions of Section 401(a) of the Internal Revenue Code (the "Code") has been determined by the Internal Revenue Service to be so qualified and has received a favorable determination letter as to its qualification from the Internal Revenue Service and there have been no amendments to such Employee Benefit Plan or any other facts or conditions that would reasonably be expected to cause a loss of such qualified status.

                           (c) With respect to each Employee Benefit Plan, each
such Plan has been administered and is in compliance with the terms of such Plan and (i) neither the Company nor any of its subsidiaries has failed to comply with any material applicable reporting, disclosure or other requirements of ERISA, the Code, or other applicable laws, rules and regulations, except for such failures to comply which would not have a Material Adverse Effect, (ii) to the knowledge of the Company, there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or Section 406 of ERISA the failure to correct which would have a Material Adverse Effect; and (iii) no event has occurred and no condition exists that would subject the Company or any of its subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules or regulations; and (iv) for each Employee Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

                           (d)  Neither the Company nor any subsidiary
maintains any Employee Benefit Plans subject to the minimum funding standards of ERISA and the Internal Revenue Code.

                           (e)  Neither the Company nor any of its subsidiaries
presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

                           (f)  Neither the Company nor any of its subsidiaries
has ever maintained an employee pension benefit plan subject to Title IV of ERISA.

                           (g)  There is no pending or, to the knowledge of the
Company, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan maintained by the Company or any of its subsidiaries (other than routine claims for benefits), the adverse resolution of which would have a Material Adverse Effect.

                           (h) With respect to any employee or former employee
of the Company, neither the Company nor any of its subsidiaries presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the existence of which or the failure to satisfy which would have a Material Adverse Effect. Neither the Company nor any subsidiary of the Company maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                           (i) With respect to each of the Employee Benefit
Plans, the Company has delivered or made available to Purchaser true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) any summary plan description and other written communications by the Company or any of its subsidiaries to their employees concerning the extent of the benefits provided under an Employee Benefit Plan; and (iii) for the three most recent years or such shorter period as such Employee Benefit Plan has been in effect, (A) Internal Revenue Service Form 5500 and attached schedules required to be filed prior to the date hereof, (B) actuarial valuation reports (if any), (C) attorney's response to an auditor's request for information (if any), and (D) financial statement.

                           (j) Except as set forth in the Disclosure Schedule,
no Employee Benefit Plan exists that could result in the payment to any present or former employee of the Company or any of its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its subsidiaries as a result of the transaction contemplated by this Agreement, whether or nor such payment would constitute a parachute payment within the meaning of Code Section 280G.

                  3.7      Litigation; Violation of Law.

                           (a)      There are no claims, actions, suits or
proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries subject to any order, judgment, writ, injunction, decree, determination or award, except in either case for matters which, in the aggregate, do not have a Material Adverse Effect or would not prevent or delay the Company's ability to consummate the transactions contemplated hereby.

                           (b)      To the knowledge of the Company, the
businesses of the Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations which, in the aggregate, do not have a Material Adverse Effect.

                  3.8      Labor.

                           (a)      The Company is not a party to or otherwise
bound by any collective bargaining agreements, contracts or other agreements or understandings with a labor union or labor organization with respect to any employee, nor, as of the date hereof, is there any material dispute, grievance, controversy, strike or request for union representation pending, or, to the knowledge of the Company, threatened, against either the Company or any of its subsidiaries.

                  3.9 Taxes. All material federal, state, local and foreign tax returns, reports and statements required to be duly and timely filed by the Company and its subsidiaries have been, or will be, duly and timely filed with the appropriate governmental authority in all jurisdictions in which such returns, reports and statements are required to be filed, except where the failure to do so would not have a Material Adverse Effect. The Company has paid or, to the extent required by generally accepted accounting principles, made provisions for (by a tax reserve on its books and records) all taxes, assessments, fees and other governmental charges and impositions due and payable or that, to the knowledge of the Company, will become due and payable, in respect of all taxable periods or portions thereof ending on or before the Closing Date, the failure of which payment would have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, no audit of any federal, state, local or foreign tax return of the

Company of any of its subsidiaries is in progress or pending or, to the knowledge of the Company, threatened, and no waiver of any statute of limitations has been given and is in effect with respect to the assessment of any taxes, assessments, fees and other governmental charges or impositions against the Company or any of its subsidiaries or any of their respective properties or assets. Except as set forth in the Disclosure Schedule, no taxing authority has assessed or to the knowledge of the Company, proposed an assessment against of any taxes, fees or other governmental charges or impositions against the Company or any of its subsidiaries of any federal, state, local or foreign tax, which would have a Material Adverse Effect.

                  3.10     Environmental Matters.

                           (a)  There are no Environmental Liabilities (as
defined below) of the Company or its subsidiaries or any conditions or events that could reasonably be expected to result in such Environmental Liabilities which would have, individually or in the aggregate, a Material Adverse Effect.

                           (b)      As used in this Agreement, "Environmental
Laws" means federal, state and local laws, rules, orders, judgments, decrees and regulations in effect prior to or as of the date of this Agreement which are applicable to the real property owned or leased by the Company and relating to environmental matters or the protection of human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and any other federal environmental laws, as such environmental laws have been amended from time to time, and similar state and local laws, and regulations in effect as of the date of this Agreement which implement such laws. "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its subsidiaries which (i) arise under or relate to matters covered by Environmental Laws, and (ii) relate to actions occurring or conditions existing on or prior to the date of this Agreement.

                  3.11 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company in such manner as not to give rise to any valid claim against the Company or Purchaser for a brokerage commission, finder's fee or like payment to any person or entity, except that the Company has retained William Blair & Company, L.L.C., whose fees and expenses as its financial adviser in connection herewith shall be paid by the Company pursuant to the engagement letter between the Company and William Blair & Company, L.L.C. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and William Blair & Company, L.L.C. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

                  3.12     Offer Documents, Proxy Statement, Etc.  Neither the
Schedule 14D-9, or any amendments thereof or supplements thereto, nor any of the information supplied in writing by the Company specifically for inclusion in the Offer Documents or in any amendments thereof or supplements thereto, will, at the respective times the
Schedule 14D-9, the Offer Documents or any such amendments or supplements are filed with the Commission or distributed to the holders of Shares, contain any statement which, at such time and in light of the circumstances under which made, will be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier filing with the Commission or communication with the holders of Shares in connection with the Offer, the Merger or the Company Stockholders' Meeting (if any, and as defined below) that has become false or misleading. Neither the proxy statement ("Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders, if such meeting is necessary to effect the Merger (the "Company Stockholders' Meeting"), nor the Proxy Statement, as amended or supplemented from time to time, will, on the date first mailed to stockholders, or at the time of the Company Stockholders' Meeting contain any statement which, at such time and in light of the circumstances under which made, will be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier filing with the Commission or communication with the holders of Shares in connection with the Offer, the Merger or the Company Stockholders' Meeting (if any) that has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that has been supplied by Parent or Purchaser or any of their accountants, counsel or other authorized representatives in writing specifically for use in any of the foregoing documents (collectively, "Parent Information"). The Schedule 14D-9 and the Proxy Statement, and any amendments or supplements thereto, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                  3.13 No Undisclosed Liabilities. Except to the extent specifically reflected or reserved against in the consolidated balance sheet of the Company as of March 31, 1998 or for liabilities arising thereafter in the ordinary course of business, or as otherwise set forth in the Disclosure Schedule, the Company does not have any liabilities or obligations required by generally accepted accounting principles to be reflected on the Company's balance sheet of any nature, whether absolute, accrued, contingent or otherwise which would result in a Material Adverse Effect.

         4.       Representations and Warranties of Parent and Purchaser.

         Parent and Purchaser each represent and warrant, jointly and severally, to the Company that, except as disclosed in the Disclosure Schedule delivered herewith to the Company:

                  4.1 Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a material adverse effect on the financial condition or business of Parent and its subsidiaries taken as a whole or prevent or delay the consummation of the Offer or the Merger in any material respect. Each of Parent and Purchaser has the corporate power to carry on their respective businesses as they are now being conducted. Copies of the charter documents and by-laws of Parent and Purchaser have heretofore been delivered to the Company, and such copies are complete and correct as of the date hereof.

                  4.2 Capital Stock of Purchaser. As of the commencement of the Offer, and at all times thereafter up to and including the Effective Time, all of the outstanding capital stock of Purchaser shall be owned directly by Parent.

                  4.3      Authority and Absence of Conflict.

                           (a)      Each of Parent and Purchaser has the
requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                           (b)      The execution, delivery and performance of
this Agreement by Parent or Purchaser, the consummation by them of the transactions contemplated hereby, and the compliance by Parent or Purchaser with any of the provisions hereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Purchaser or any other direct or indirect subsidiary of Parent under any of the terms, conditions or provisions of (x) the charter documents or by-laws of Parent or Purchaser, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser or any other direct or indirect subsidiary of Parent is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets; except, in the case of each of clauses
(i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, would not have a material adverse effect upon the business or financial condition of Parent and its subsidiaries taken as a whole or prevent or delay in any material respect the consummation of the Merger or the Offer.

                           (c)      Other than in connection with or in
compliance with the provisions of the DGCL, the HSR Act, the Exchange Act and the "takeover" laws of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not materially impair the ability of Parent and Purchaser to perform their obligations hereunder or have a material adverse effect upon the business or financial condition of Parent and its subsidiaries taken as a whole or prevent or delay in any material respect the consummation of the Merger or Offer in any material respect.

                  4.4 Financing. Parent has and will have all funds necessary to consummate the Offer and the Merger and shall make such funds available to Purchaser for such purposes.

                  4.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Parent and Purchaser or any of their respective subsidiaries in such manner as not to give rise to any valid claim against the Company, Parent or Purchaser for a brokerage commission, finder's fee or other like payment to any person or entity, except that Parent has retained Goldman, Sachs & Co., whose fees and expenses as its financial adviser in connection herewith shall be paid by Parent pursuant to the engagement letter between Parent and Goldman, Sachs & Co.

                  4.6 Proxy Statement, Etc. None of the Parent Information supplied in writing by Parent or Purchaser specifically for inclusion in the
Schedule 14D-9, as amended or supplemented from time to time, or in the Proxy Statement (if any), as amended or supplemented from time to time, will, on the date filed with the Commission or mailed to the Company stockholders, or, in the case of the Proxy Statement, at the time of the Company Stockholders' Meeting (if any), contain any statement which, at such time and in light of the circumstances under which made, will be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein, necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier filing with the Commission or communication with the holders of Shares with respect to the Offer, the Merger or the Company Stockholders' Meeting (if any) that has become false or misleading. Neither the Schedule 14D-1, the Offer Documents nor any amendments thereof or supplements thereto will, at the respective times that the
Schedule 14D-1, the Offer Documents or any such amendments or supplements are first filed with the Commission or distributed to holders of Shares, or at the consummation of the Offer, contain any statement which, at such time and in light of the circumstances under which made, will be false or misleading with respect to any material fact, or will omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier filing with the Commission or communication with the holders of Shares with respect to the Offer, the Merger or the Company Stockholders' Meeting (if any) that has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives in writing specifically for use in any of the foregoing documents. The Schedule 14D-1, the Offer Documents and any amendments or supplements thereto shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                  4.7 Ownership of Shares. Neither Parent nor Purchaser owns beneficially or of record any Shares. Without limiting the generality of the foregoing, neither Parent nor Purchaser is an "interested stockholder," as defined in Section 203 of the DGCL, of the Company and neither Parent nor Purchaser is an affiliate, as defined in Section 203 of the DGCL, of an interested stockholder of the Company.

                  4.8 No Litigation. There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of the Company, threatened against Parent, Purchaser or any of their respective Affiliates, nor is Parent, Purchaser or any of their respective Affiliates subject to any order, judgment, writ, injunction or decree, in either case which would materially impair the ability of Parent or Purchaser to consummate the Offer or the Merger.

         5.       Conduct of Business.

         Except as otherwise contemplated hereby or as set forth in Schedule 5 of the Disclosure Schedule, the Company covenants and agrees that, unless Parent shall otherwise agree in writing (which consent shall not unreasonably be withheld), prior to the Effective Time:

                  (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary and usual course of business and in a manner consistent with past practice, and the Company shall use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships.

                  (b) Neither the Company nor any of its subsidiaries shall directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of the Company or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company or its subsidiaries; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (c) Neither the Company nor any of its subsidiaries shall, directly or indirectly, (i) except for Shares issuable upon exercise of options outstanding under the Stock Plans on the date hereof, issue, deliver, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (iii) except in an amount not in excess of $12,000,000, and other than drawdowns on the Company's line of credit that do not result in its indebtedness increasing by more than $12,000,000 over the amount thereof on the date of this Agreement, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity, or make any loans or advances, or capital contributions to, or investment in, any other person or modify any indebtedness or other liability; (iv) change the capitalization of the Company; (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (viii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or (ix) authorize any capital expenditures which are, in the aggregate, in excess of $2.0 million for the Company and its subsidiaries taken as a whole.

                  (d) Subject to Section 2.8, neither the Company nor any of its subsidiaries shall (A) establish, adopt, amend or terminate (except as may be required by law) any Employee Benefit Plan or any other bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, collective bargaining, fringe benefit, change of control, incentive, stock purchase, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee; (B) increase the compensation or benefits of any of its directors, officers or employees, except for increases in compensation for officers and employees of the Company, in the ordinary course of business and in a manner consistent with past practice; or
(C) grant any severance, termination pay or fringe benefits not required to be paid under existing agreements or policies, including, without limitation, amounts available in the three sale incentive bonus pools described in the Disclosure Schedule.

                  (e) Except as contemplated in connection with this Agreement, neither the Company nor any of its subsidiaries shall make any tax election, change any method of tax accounting, enter into or amend any tax sharing, allocation or indemnity agreement (whether written or unwritten) or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign income tax liability.

                  (f) Neither the Company nor any of its subsidiaries shall permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated without notice to Parent.

                  (g) Neither the Company nor any of its subsidiaries shall, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it.

                  (h) Neither the Company nor any of its subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 3 hereof untrue or incorrect so as to result in a Material Adverse Effect or would result in any of the conditions set forth in Annex I not being satisfied.

                  (i) Neither the Company nor any of its subsidiaries shall authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

         6.       Additional Agreements.

                  6.1 Proxy Statement. If a Company stockholder vote is required under the DGCL or any other applicable law in order to effect the Merger, then promptly after consummation of the Offer the Company shall file with the Commission under the Exchange Act, and shall use all reasonable efforts to have cleared by the Commission, and promptly thereafter shall mail to its stockholders, the Proxy Statement. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company in favor of the Merger and, if a Company Stockholders' Meeting is required, the Board of Directors of the Company shall recommend that the stockholders of the Company vote for approval and adoption of this Agreement and the Merger; provided, however, that prior to the Stockholders' Meeting such recommendation may be withdrawn, modified or amended to the extent the Board of Directors deems it necessary to do so in the exercise of its fiduciary obligations after being so advised by outside counsel.

                  6.2 Stockholders' Meeting. (a) If a Company stockholder vote is required under the DGCL in order to effect the Merger, then promptly after consummation of the Offer the Company shall take all actions in accordance with the DGCL and its Restated Certificate of Incorporation and by-laws to convene the Company Stockholders' Meeting for purposes of adopting this Agreement. Unless the Board of Directors by majority vote determines in good faith, based on the advice of outside legal counsel that to do so would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law, the Company shall (A) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of adoption and approval of this Agreement and the Merger and the written opinion of William Blair & Company, L.L.C. that the consideration to be received by the holders of Shares of the Company pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders and (B) use its reasonable best efforts to obtain the necessary approval of this Agreement and the Merger by its stockholders. Parent agrees that it will vote, or cause to be voted, at the Company Stockholders' Meeting all Shares then owned by it or Purchaser or any of Parent's other subsidiaries and Affiliates in favor of the Merger and the adoption of this Agreement.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then-outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article 7, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                  6.3      Access to Information.

                           (a)      From and after the date of this Agreement
and until the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to Parent, Purchaser and their officers, employees and agents, complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Company and its subsidiaries, and shall furnish Parent and Purchaser and their respective officers, employees and agents, all financial, operating and other data and information as Parent and Purchaser may reasonably request.

                           (b)      Parent hereby confirms to the Company that
the confidentiality and standstill agreement dated as of March 19, 1998 between Parent and the Company (the "Confidentiality Agreement") is in full force and effect. Parent shall cause Purchaser, and Purchaser hereby agrees, to be bound by and to comply with the Confidentiality Agreement to the same extent as Parent is bound thereby and Parent shall cause Purchaser's officers, employees, agents and representatives, including attorneys, accountants, consultants, financial advisers and lenders and their respective counsel (collectively, the "Parent Representatives") to comply therewith as though they were parties thereto.

                  6.4 Filings; Reasonable Efforts. Subject to the terms and conditions herein provided, the Company, Parent and Purchaser shall (a) promptly after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Offer and the Merger; and (b) use their reasonable efforts promptly to take, or cause to be taken, and to cooperate with each other with respect to, all other actions and do, or cause to be done, all things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.4 if the Board of Directors of the Company by majority vote determines in good faith, based on the advice of outside legal counsel to the Company, that such actions would constitute a breach of the Board of Directors' fiduciary duties to the stockholders of the Company under applicable law.

                  6.5 Public Announcements. Parent, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

                  6.6 Notification of Certain Matters. The Company, Parent and Purchaser each agree to give prompt notice to each other at any time from the date hereof to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any representation or warranty contained in this Agreement or result in any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, if such breach or failure would result in a Material Adverse Effect or in a material adverse effect upon Parent or any of its Affiliates or prevent or delay the consummation of the Merger in any material respect.

                  6.7      Employees.

                           (a)      Prior to the Effective Time, the Company
shall pay all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries, as well as all compensation and benefits earned and required to be paid prior to the Effective Time pursuant to the terms of an individual agreement with any employee, former employee, director or former director in effect as of the date hereof, it being understood that the amounts payable in the three sale incentive bonus pools shall not exceed the amounts set forth in
Schedule 5 of the Disclosure Schedule.

                           (b)      During the period from the Effective Time
until the first anniversary thereof (the "Employment Continuation Period"), Parent shall provide for each employee of the Surviving Corporation or its subsidiaries (each, an "Employee"), so long as he or she is actively employed by the Surviving Corporation (or as required by law), and for each former employee of the Company or one of its subsidiaries, to the extent such person has rights thereto immediately prior to the Effective Time (collectively, "Company Employees") (i)(A) to continue to participate in the Company's welfare benefit plans and the Company's compensation plans, employee incentive programs and bonus plans (including, without limitation, hospitalization, medical, prescription, dental, disability, salary continuation, vacation, accidental death, travel accident, and individual or group life or other insurance) (each, a "Company Plan"), as each such Company Plan is in effect on the date of this Agreement (without modification or amendment) during the period commencing at the Effective Time through December 31, 1998, and (B) during the period commencing January 1, 1999 through the first anniversary of the Effective Time, the Surviving Corporation shall provide the Company Employees with benefits that are at least as valuable in the aggregate to such Company Employee as the benefits provided to employees of Parent and its Affiliates in comparable positions of employment, to waive any pre-existing condition clause or waiting period requirement in such welfare benefit plans or programs and to give credit for deductible amounts and co-payments paid by a Company Employee during the current deductible year prior to the Effective Time;
(ii) participation in such tax-qualified retirement plans of Parent (or an Affiliate of Parent), which shall provide in the aggregate benefits that are at least as valuable as the benefits provided to employees of Parent and its Affiliates in comparable positions of employment, and to grant each Company Employee credit under such plans, for eligibility and vesting purposes, for such Company Employee's service with the Company and its Affiliates prior to the Effective Time, except to the extent it would result in a duplication of benefits with respect to the same period of service; and (iii) participation in such other benefit plans and programs of Parent and its Affiliates (including without limitation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, excess and supplemental retirement, severance or termination pay, and fringe benefits) which, in the aggregate will provide benefits to Company Employees which are no less favorable in the aggregate under those provided to employees of Parent and its Affiliates in comparable positions of employment; provided, however, that except as set forth in clause (i)(A) above nothing herein shall prevent the amendment or termination of any specific plan, program or amendment or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. Notwithstanding anything in this Agreement to the contrary, Parent shall cause the Surviving Corporation to honor (without modification) and assume (i) the written employment agreements, severance agreements, indemnification agreements with existing directors and officers of the Company and (ii) incentive arrangements and other agreements listed in Schedule 5 of the Disclosure Schedule, all as in effect on the date of this Agreement. Nothing in this Section 6.7 shall require the continued employment of any person, or, except as set forth in this Section 6.7, prevent the Company and/or the Surviving Corporation and their subsidiaries from taking any action or refraining from taking any action which the Company and its subsidiaries prior to the Effective Time could have taken or refrained from taking. The parties agree that Company severance plans and policies in effect as of the date hereof shall remain in effect for at least the one-year period commencing at the Effective Time. During such one-year period, any Company Employee whose employment is terminated by the Surviving

Corporation or any of its subsidiaries (other than a Company Employee terminated for cause or a Company Employee who is a "site" Employee terminated upon the cancellation of an outsourcing agreement, which employees shall only be entitled to severance benefits, if any, provided to employees of Parent (or an Affiliate of Parent ) in comparable positions of employment under similar circumstances) shall be deemed to have been terminated as a result of a change of control of the Company. For purposes of this Section 6.7 a termination for "cause" shall include a termination for deficient performance or for material violations of any Company policy. The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, current and former employees, officers and directors of the Company and their respective heirs and legal representatives and shall be binding on all successors and assigns of Parent.

                  6.8 Indemnification and Insurance. Parent agrees that at all times after consummation of the Offer, it shall indemnify, or shall cause the Company (or the Surviving Corporation if after the Effective Time) and its subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of the Company's subsidiaries, together with each such person's heirs, representatives, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six years after consummation of the Offer the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insureds) with respect to matters existing or occurring at or prior to the Effective Time); provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement (which the Company represents and warrants is $788,000 as of the date hereof), then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The provisions of this Section 6.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

                  6.9 Solicitation. Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees, representatives or agents shall, directly or indirectly, solicit or initiate offers or proposals from, or provide any confidential information to, or participate in any discussions or negotiations (or if currently engaged in any of the foregoing actions, the Company, its Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease such activities) with, any person or entity (other than Parent and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (i) any merger, acquisition, exchange or sale of all or any material portion of the assets not in the ordinary course of business consistent with past practice, or other similar transaction involving the Company or any subsidiary or division of the Company, or the sale of any equity interest in the Company or any subsidiary, or (ii) except for Shares issuable upon exercise of the 477,913 options outstanding under the Stock Plans on the date hereof, any sale by the Company or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of the Company's subsidiaries (all such offers and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in this
Section 6.9 shall prohibit the Company or its Board of Directors from (i) subject to the provisions of Section 6.5, issuing a press release or otherwise publicly disclosing the terms of this Agreement, including this Section 6.9 or disclosing the terms of any Acquisition Proposal; (ii) proceeding with the transactions contemplated by this Agreement; (iii) communicating to the Company's stockholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act; provided, however, that the Board of Directors shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board of Directors by majority vote determines in good faith, based on the advice of outside legal counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty to the stockholders of the Company under applicable law;
(iv) making any disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company determines, based on the advice of outside counsel, is required to be made under applicable law (including laws relating to the fiduciary duties of directors); or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; and, provided, further, that the Board of Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company, its directors, officers, employees, representatives or agents to furnish information and to participate in discussions or negotiations, in each case in response to an unsolicited oral or written Acquisition Proposal or expression of intention to make an Acquisition Proposal (except that discussion or negotiations cannot proceed prior to receipt of such Acquisition Proposal) if the Board of Directors by majority vote determines in good faith based on the advice of outside legal counsel that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law (an Acquisition Proposal which satisfies the above requirement being referred to herein as a "Superior Proposal"). The Board of Directors shall provide a copy of any written Acquisition Proposal (or describe the material terms of any oral Acquisition Proposal) to Parent promptly after receipt thereof, shall notify Parent promptly if any such proposal is made and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by this Agreement.

         Except as set forth in this Section 6.9, neither the Company or any of its Affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any Affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company. The Company agrees not to release any third-party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party unless the Board of Directors of the Company, by a majority vote, determines in good faith, based on the advice of outside legal counsel that the failure to provide such release or waiver would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal, in each case if the Board of Directors of the Company by a majority vote determines in good faith based on the advice of outside legal counsel that failing to take such action would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal not later 48 hours in advance of the time that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal, unless the Board of Directors of the Company, by majority vote, determines in good faith, based on the advice of outside legal counsel to the Company, that failure to enter into an agreement with respect to a Superior Proposal without regard to such notice or 48-hour period would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law. In addition, if the Company proposes to enter into an agreement with respect to any Superior Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the amount required to be paid pursuant to Section 8.6(a) of this Agreement.

                  6.10 Disposition of Certain Litigation. (a) The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or this

Agreement, without the prior written consent of Parent (which consent shall not unreasonably be withheld).

                  (b) The Company will not voluntarily cooperate with any third-party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless the Board of Directors of the Company, by a majority vote, determines in good faith, based on the advice of outside legal counsel, that compliance with such requirements would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law.

         7.       Conditions.

         The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other, to consummate the Merger are subject to the fulfillment of each of the following conditions:

                  7.1 Consummation of Offer. Purchaser shall have purchased the Shares pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Purchaser hereunder if Purchaser shall fail to accept for payment and pay for Shares pursuant to the Offer in violation of the terms thereof or of this Agreement).

                  7.2 Stockholder Approval. If necessary to effect the Merger, this Agreement shall have been duly approved by the holders of Shares in accordance with the DGCL and the Certificate of Incorporation and by-laws of the Company (provided that stockholder approval shall not be a condition to the obligations of Parent and Purchaser hereunder if Parent shall fail to comply with the last sentence of Section 6.2(a)).

                  7.3 Violation of Law. Consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties.

                  7.4 Litigation. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect.

         8.       Termination.

                  8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the stockholders of the Company), by the mutual consent of Parent and the Company.

                  8.2 Termination by either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval thereof by the stockholders of the Company), if (a) any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country in which the Company, directly or indirectly, has material assets or operations, shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, injunction, decree, judgment, ruling or other action is or shall have become final and nonappealable, (b) the Offer shall have expired or terminated pursuant to the terms of this Agreement without the purchase of any Shares pursuant thereto; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this clause if the termination or expiration of the Offer without the purchase of Shares thereunder is in violation of the terms of the Offer or of this Agreement, or (c) if Purchaser has not purchased Shares pursuant to the Offer prior to September 30, 1998, provided that the right to terminate this Agreement pursuant to clauses (b) or (c) shall not be available to any party whose failure (or the failure of whose Affiliate) to fulfill any obligation under this Agreement or whose breach of a representation or warranty under this Agreement has resulted in the Offer not being consummated.

                  8.3 Termination by Parent. This Agreement may be terminated and the Offer may be abandoned at any time prior to consummation of the Offer, by Parent, (i) if the Company shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to consummation of the Offer and such breach or failure shall have resulted in a Material Adverse Effect that is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Parent to the Company or (ii) (x) if the Company shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of the Company in accordance with the terms of this Agreement, shall have accepted such a proposal or (y) if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation with respect to the Offer and the Merger, or shall have resolved to effect any of the foregoing or (iii) the Minimum Condition shall not have been satisfied by the expiration date of the Offer as it may have been extended pursuant hereto and on or prior to such date any person other than Parent or Purchaser shall have made a proposal or communication with respect to a Superior Proposal.

                  8.4 Termination by the Company. This Agreement may be terminated at any time prior to the consummation of the Offer, by the Company, if (i) Purchaser shall fail to commence the Offer as specified in Section 1.1 hereof, or (ii) Parent or Purchaser shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements contained in this Agreement (other than the obligation to commence the Offer and to purchase Shares upon the terms and subject to the conditions thereof) to be complied with or performed by Parent or Purchaser at or prior to consummation of the Offer and such breach or failure has a Material Adverse Effect on Parent's or Purchaser's ability to consummate the Offer and such breach, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Parent and Purchaser, or (iii) if the Company enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that the Company shall have complied with the provisions of Section 6.9 hereof (including the requirement that the Board of Directors of the Company by majority vote determines in good faith based on the advice of outside legal counsel to the Company that failing to accept the Superior Proposal would constitute a breach of fiduciary duty to the stockholders of the Company under applicable law and the payment of any amounts payable to Parent pursuant to Section 8.6 of this Agreement).

                  8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment or rejection of the Offer pursuant to Section 8.1, 8.2, 8.3 or 8.4, no party hereto (or any of its directors, officers, employees, advisers or other representatives) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 1.4, 6.3(b) and 8.6 of this Agreement, and except that nothing herein shall relieve any party from liability for its fraud or wilful breach of this Agreement.

                  8.6 Certain Fees and Expenses. (a) If: (i) Parent terminates this Agreement pursuant to Section 8.3(i) hereof, and within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate or associate thereof) (x) with whom the Company (or its agents) had any discussions with respect to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) prior to such termination, (ii) Parent terminates this Agreement pursuant to Section 8.3(ii) or the Company terminates this Agreement pursuant to 8.4(iii) or (iii) Parent terminates this Agreement pursuant to Section 8.3(iii) and within 12 months thereafter the Company enters into an agreement or consummates a transaction with respect to a Third Party Acquisition that provides for consideration for Shares or value (on a per share basis) in excess of the Per Share Amount; then the Company shall pay to Parent, within three business days following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by Section 8.6(a)(ii) above, a fee, in cash, of $4.0 million (less any amounts previously paid pursuant to Section 8.6(b)), provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination and that the Company in no event shall be obligated to pay more than $4.0 million in fees and expenses pursuant to Section 8.6(a) and (b) of this Agreement.

                  "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise or similar business combination by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 35.0% of the outstanding Shares or 35% or more of the aggregate book or fair market value of the assets of the Company and its subsidiaries considered as a whole; or (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend of cash or assets.

                  (b) Upon the termination of this Agreement by Parent pursuant to Section 8.3(i) hereof, the Company shall reimburse Parent (not later than three business days after submission of statements therefor) for all documented out-of-pocket fees and expenses actually and reasonably incurred by Parent, Purchaser and their affiliates or on their behalf in connection with the Offer and the Merger and the consummation of the transactions contemplated by this Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser or Parent or any of the foregoing, and accountants) up to a maximum amount of $2.0 million (subject to the limitations set forth in the first paragraph of Section 8.6(a) of this Agreement).

         9.       General Provisions.

                  9.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article 8, and subject to the provisions of Article 7 hereof, the closing of the Merger (the "Closing") shall take place at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois 60606 as soon as practicable following the consummation of the Offer or, if later, approval and adoption of this Agreement by Company stockholders if required pursuant to the DGCL, or at such other place, time and date as the parties may mutually agree; provided, however, that if any of the conditions provided for in Article 7 hereof shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, subject to Article 8 hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such notifying party will use all reasonable efforts to cause to happen at the earliest practicable date) or waived. The date and time of such Closing are referred to herein as the "Closing Date."

                  9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy (followed by telephonic advice of such transmission) or nationally-recognized overnight service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  (a)      If to Parent or Purchaser:

                           Bowne & Co., Inc.
                           345 Hudson Street
                           New York, New York 10014
                           Attention:  Robert M. Johnson
                           Fax Number:  (212) 229-7202
                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017-3854
                           Attention:  Alan G. Schwartz
                           Fax Number:  (212) 455-2502
                  (b)      If to the Company:

                           Donnelley Enterprise Solutions Incorporated
                           161 North Clark Street, Suite 2400
                           Chicago, Illinois 60601
                           Attention:  Rhonda I. Kochlefl
                           Fax Number:  (312) 419-7668

                           with a copy to:

                           Sonnenschein Nath & Rosenthal
                           8000 Sears Tower
                           Chicago, Illinois  60606
                           Attention:  Andrew L. Weil
                           Fax Number:  (312) 876-7934

                  9.3 Interpretation. When a reference is made in this Agreement to subsidiaries of Parent, Purchaser or the Company, the word "subsidiaries" means any corporation 50 percent or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50% or more of whose total equity interest, is directly or indirectly owned by Parent, Purchaser or the Company, as the case may be.

                  9.4 Representations and Warranties; Etc. The respective representations and warranties of the Company, Parent and Purchaser contained herein shall expire with, and be terminated and extinguished upon, consummation of the Offer. This Section 9.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Offer.

                  9.5 Payment of Expenses. Subject to Section 8.6 of this Agreement, whether or not the Offer shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Offer and the Merger.

                  9.6 Entire Agreement. This Agreement (including the Disclosure Schedule and the Annexes hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all written or oral negotiations, representations, warranties, commitments, offers, bids, bid solicitations and other understandings prior to the date hereof, except to the extent expressly confirmed or provided herein.

                  9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.8 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

                  9.9 Captions. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

                  9.10 Amendment. Subject to applicable law, this Agreement may be amended by an instrument in writing signed by the parties hereto at any time before or after the purchase of Shares pursuant to the Offer or approval and adoption of this Agreement and the Merger by the stockholders of the Company, but after any such purchase of Shares or approval no amendment shall be made that modifies the consideration to be given to the holders of Shares or in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement pursuant to its terms).

                  9.11 Waiver. Subject to applicable law, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (b) waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in Section 6.6 hereof, at any time prior to consummation of the Offer, any party hereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

                  9.12 No Third-Party Beneficiaries; Assignability. Except for Sections 2.8, 2.9, 6.7 and 6.8 (which are intended for the benefit of, and may be enforced by, the persons or entities specified therein), this Agreement is not intended to confer or impose upon any person not a party hereto any rights, remedies, obligations or liabilities hereunder. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Only Purchaser or Parent may commence the Offer and purchase Shares pursuant thereto unless the Company otherwise consents.

                  9.13 Knowledge. When used with respect to the Company in this Agreement, the term "knowledge" shall mean the actual present knowledge of the following individuals: the chief executive officer of the Company, the chief financial officer of the Company, the controller of the Company and the presidents of the Company's divisions.

                  9.14 Person. The term "Person" as used in this Agreement shall mean any individual, partnership, corporation, company, limited liability company, trust or other entity.

                  9.15 Affiliate. The term "Affiliate" as used in this Agreement shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, R.R. Donnelley & Sons Company shall not be deemed to be an affiliate of the Company.

                  9.16 Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

         Each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.



                                      BOWNE & CO., INC.


                                      By:/s/ Robert M. Johnson
                                        ------------------------
                                      Name: Robert M. Johnson
                                      Title: Chairman and Chief Executive
                                             Officer


                                      DESI ACQUISITION, INC.


                                      By:/s/ Robert M. Johnson
                                         ------------------------
                                      Name: Robert M. Johnson
                                      Title: Chief Executive Officer



                                      DONNELLEY ENTERPRISE SOLUTIONS
                                      INCORPORATED


                                      By: /s/ Rhonda I. Kochlefi
                                         ---------------------------
                                      Name: Rhonda I. Kochlefi
                                      Title: Chairman, President and Chief
                                             Executive Officer

                                     ANNEX I

                             CONDITIONS OF THE OFFER

         The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

         Notwithstanding any other provisions of the Offer, and in addition to the conditions that (i) at the expiration of the Offer there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (including all Shares tendered pursuant to the Stockholders' Agreement) which constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition") (for purposes of determining at any time whether the Minimum Condition has been met, each outstanding Share legally or beneficially owned by Parent or Purchaser or any of its Affiliates at the commencement of the Offer shall be deemed validly tendered under the Offer and not withdrawn), and
(ii) any and all applicable waiting periods under the HSR Act shall have expired or been terminated, Purchaser shall not be required to accept for payment, or subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase or pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of Shares tendered, and subject to the terms and conditions of the Merger Agreement may terminate the Offer if at any time on or after May 27, 1998 and at or before the time of payment for any such Shares any of the following conditions shall occur or has occurred:

         (a) (x) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect, except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date), and (ii) where the failure of such representations and warranties to be true and correct is not likely to result in a Material Adverse Effect, or (y) the Company shall have breached in any material respect any covenants contained in the Merger Agreement resulting in or likely to have a Material Adverse Effect;

         (b) there shall have been any statute, rule, regulation, judgment, injunction or other order promulgated, enacted, entered, enforced or issued by any federal or state governmental authority or agency or court of competent jurisdiction in the United States which would have the effect of (i) making the purchase of, or payment for, some or all of the Shares by Parent or Purchaser or their Affiliates pursuant to the Offer or the Merger illegal, (ii) otherwise preventing consummation of the Offer or Merger; (iii) prohibiting the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole; (iv) materially limiting the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole or compelling Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the businesses or assets of the Company or any of its significant subsidiaries (as defined in Regulation S-X) or Parent or any of its significant subsidiaries (as defined in Regulation S-X), as a result of the transactions contemplated by the Offer or the Merger; (v) imposing limitations on the ability of Parent, Purchaser or any of Parent's Affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of its Affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Agreement and the merger or the right to vote any shares of capital stock of any significant subsidiary (as defined in Regulation S-X), directly or indirectly owned by the Company; or (vi) requiring divestiture by Parent or Purchaser or any of their Affiliates of any Shares; and, in each case, no such action or proceeding seeking to do any of the foregoing shall be instituted or pending by any governmental administrative or regulatory authority;

         (c) (i) the Board of Directors of the Company shall have withdrawn, modified or amended in any manner adverse to Parent or Purchaser its recommendation or approval of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal other than the Offer and the Merger, (ii) any corporation, partnership, person or entity shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an alternative acquisition transaction involving the Company, or (iii) the Board of Directors of the Company shall have resolved to do any of the foregoing (except that the foregoing shall not apply to a change solely in the reasons for such recommendation so long as the Board of Directors of the Company continues to recommend acceptance of the Offer by all holders of the Shares);

         (d) the Agreement shall have been terminated by the Company, Parent or Purchaser in accordance with its terms;

         (e) there shall be instituted any action, proceeding or counterclaim by a federal or state governmental authority or agency by or before any court or governmental, administrative or regulatory agency or authority which has or is likely to have any of the effects described in clause
         (b) above;

         (f) there shall have occurred any event that has had, or is likely to have, a Material Adverse Effect;

which, in the reasonable judgment of Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

         The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The foregoing conditions (other than the Minimum Condition and the HSR Condition) may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.




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